Exhibit 99.1

Investor Contact: The Ruth Group David Burke Tel: 646-536-7009 dburke@theruthgroup.com Media Contact: The Ruth Group Kirsten Thomas Tel: 646-536-7014 kthomas@theruthgroup.com

Evoke Pharma Reports First Quarter 2015 Results

Company begins preparation for commercialization of EVK-001

SOLANA BEACH, CA, May 14, 2015 – Evoke Pharma, Inc. (NASDAQ: EVOK), a specialty pharmaceutical company focused on treatments for gastrointestinal (GI) diseases, today announced its financial results for the first quarter ended March 31, 2015.

Dave Gonyer, R.Ph., President and CEO, stated, “We continue to make important strides in advancing our product candidate, metoclopramide nasal spray (EVK-001), as we work toward commercialization. Most recently, we successfully completed production of commercial scale quantities of EVK-001 that meet U.S. Food and Drug Administration (FDA) standards for chemistry, manufacturing and controls (CMC). This is a significant achievement as it further prepares us for submission of a New Drug Application (NDA) and potential FDA approval. In addition, the European Patent Office has granted Evoke a patent related to the formulation of our novel intranasal delivery of metoclopramide. We believe this patent will help support potential future efforts to expand outside of the U.S.”

Mr. Gonyer further stated, “Our Phase 3 clinical trial for diabetic gastroparesis in women continues to enroll subjects, and we expect that the study will be fully enrolled in the fourth quarter of this year. As we work toward finalizing enrollment of our Phase 3 trial, clinical trial sites are identifying appropriately qualified diabetic gastroparesis subjects in order to provide the most comprehensive data for an NDA submission. We believe that there is a significant market opportunity for a novel treatment for patients suffering from this disease and that EVK-001 can provide these patients a level of therapy that the current standard of care cannot. We remain focused on the successful execution of this trial and look forward to progressing EVK-001 toward commercialization.”

First Quarter 2015 Financial Review

For the first quarter of 2015, net loss was approximately $3.5 million, or $(0.58) per share, compared to a net loss of approximately $3.0 million, or $(0.49) per share, for the three-month period ended March 31, 2014. The year over year increase in net loss was primarily due to our ongoing clinical trials for EVK-001 being further advanced this year than they were at the same time last year, when we were preparing for the initiation of the trials.

Research and development expenses totaled approximately $2.4 million for the three months ended March 31, 2015, compared to approximately $1.9 million for the three months ended March 31, 2014. The increase was due to the advancement of our clinical trials as previously noted.

For the first quarter of 2015, general and administrative expenses were approximately $1.0 million compared with approximately $1.1 million for the first quarter of 2014.

Total operating expenses for the three months ended March 31, 2015 were approximately $3.4 million, compared to total operating expenses of approximately $2.9 million for the three months ended March 31, 2014.

As of March 31, 2015, the Company’s cash and cash equivalents were approximately $11.7 million.

Conference Call and Webcast

Evoke will hold a conference call on Thursday, May 14, 2015, at 4:30 p.m. ET to discuss the results. The dial-in numbers are 1-877-407-0789 for domestic callers and 1-201-689-8562 for international callers. The conference ID number for both is 13608586. A live webcast of the conference call will also be available on the investor relations page of the Company's corporate website at www.EvokePharma.com.

After the live webcast, the event will remain archived on Evoke’s website for one year. In addition, a telephonic replay of the call will be available until May 21, 2015. The replay dial-in numbers are 1-877-870-5176 for domestic callers and 1-858-384-5517 for international callers. Please use event passcode 13608586.

About Evoke Pharma, Inc.

Evoke is a specialty pharmaceutical company focused primarily on the development of drugs to treat GI disorders and diseases. The Company is developing EVK-001, a metoclopramide nasal spray for the relief of symptoms associated with acute and recurrent gastroparesis in women with diabetes mellitus. Diabetic gastroparesis is a GI disorder afflicting millions of sufferers worldwide, in which the stomach takes too long to empty its contents resulting in serious digestive system symptoms. Metoclopramide is the only product currently approved in the United States to treat gastroparesis, and is currently available only in oral and intravenous forms. EVK-001 is a novel formulation of this drug, designed to provide systemic delivery of metoclopramide through intranasal administration. Visit www.EvokePharma.com for more information.

Safe Harbor Statement

Evoke cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negatives of these terms or other similar expressions. These statements are based on the company's current beliefs and expectations. These forward-looking statements include statements regarding the enrollment completion of Evoke's ongoing Phase 3 clinical trial of EVK-001, the potential approval and commercialization of EVK-001 as a new and effective treatment for gastroparesis and Evoke's completed and ongoing trials and studies serving as a basis for submission of an NDA. The inclusion of forward-looking statements should not be regarded as a representation by Evoke that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in Evoke's business, including, without limitation: Evoke is entirely dependent on the success of EVK-001, for which it has commenced a Phase 3 clinical trial and male companion trial, and Evoke cannot be certain that it will be able to obtain regulatory approval for, or successfully commercialize, EVK-001; risks that issues with future manufacturing production will arise, whether as a result of noncompliance with CMC requirements or otherwise; Evoke's reliance on outsourcing arrangements for many of its activities, including clinical development, manufacturing and supply of EVK-001, and Evoke’s current lack of long-term commercial manufacturing agreements; the results observed in female patients with symptoms associated with acute and recurrent diabetic gastroparesis in Evoke's Phase 2b clinical trial of EVK-001 may not be predictive of the safety and efficacy results in the Phase 3 clinical trial; the inherent risks of clinical development of EVK-001, including continued delays in enrollment and completion of the Phase 3 trial as well as potential delays in any other clinical trials and studies; Evoke will require substantial additional funding to complete the Phase 3 clinical trial and potentially commercialize EVK-001 as well as to finance additional development requirements, and may be unable to raise capital when needed, including to fund ongoing operations; the potential for adverse safety findings relating to EVK-001 to delay or prevent regulatory approval or commercialization; the ability of Evoke to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of its product candidate and the ability to operate its business without infringing the intellectual property rights of others; competition from other pharmaceutical or biotechnology companies; and other risks detailed in Evoke's prior press releases and in the periodic reports it files with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Evoke undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

(Financial Statements to follow)

Evoke Pharma, Inc.

Condensed Balance Sheets

	March 31, 2015	December 31, 2014
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$11,692,360	$14,155,809
Prepaid expenses	858,128	931,461
Other current assets	23,624	161,436
Total current assets	12,574,112	15,248,706
Other assets	47,117	53,023
Total assets	$12,621,229	$15,301,729

Liabilities and stockholders' equity
Current Liabilities:
Accounts payable and accrued expenses	$1,353,147	$1,011,629
Accrued compensation	424,597	697,245
Other current liabilities	9,015	12,313
Current portion of long-term debt	712,930	150,430
Total current liabilities	2,499,689	1,871,617
Long-term debt, net of current portion	3,688,216	4,241,448
Total liabilities	6,187,905	6,113,065

Stockholders' equity:
Common stock	620	611
Additional paid-in capital	45,892,601	45,127,202
Accumulated deficit	(39,459,897)	(35,939,149)
Total stockholders' equity	6,433,324	9,188,664
Total liabilities and stockholders' equity	$12,621,229	$15,301,729

Evoke Pharma, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Operating expenses:
Research and development	$2,419,961	$1,852,116
General and administrative	1,025,261	1,070,479
Total operating expenses	3,445,222	2,922,595
Loss from operations	(3,445,222)	(2,922,595)
Other income (expense):
Interest income	1,522	4,055
Interest expense	(77,048)	(36,944)
Total other expense	(75,526)	(32,889)
Net loss	$(3,520,748)	$(2,955,484)
Net loss per common share, basic and diluted	$(0.58)	$(0.49)

Weighted-average shares used to compute basic and diluted net loss per share	6,103,783	6,002,936